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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 811-7538 on Form N-1A of Lord Abbett Securities Trust of our reports on the financial statements of Lord Abbett Securities Trust - Lord Abbett Micro-Cap Growth Fund and Lord Abbett Micro-Cap Value Fund dated December 21, 2001, and the financial statements of Lord Abbett Securities Trust - Lord Abbett All Value Fund (formerly Growth & Income Series), International Series, World Bond-Debenture Series and Alpha Series dated December 21, 2001, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
February 28, 2002